As filed with the Securities and Exchange Commission on February 13, 2014

Registration Statement No. 333-74424

Registration Statement No. 333-92334

Registration Statement No. 333-113424

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-74424

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-92334

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-113424

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Team Financial, Inc.

(Exact name of Registrant as specified in its charter)

KANSAS	48-1017164
(State of Incorporation)	(I.R.S. Employer Identification No.)

c/o Redmond & Nazar, LLP

245 N. Waco, Suite 402

Wichita, Kansas 67202

(Address, including Zip Code, of Principal Executive Offices)

Team Financial, Inc. Employee Stock Ownership Plan

Team Financial, Inc. Employee Stock Purchase Plan

Team Financial, Inc. 1999 Stock Incentive Plan

(Full title of the plan)

Business Consultants, Inc.

Restructuring/Liquidation Officer

c/o Kerry J. Clark, President

105 South Broadway, Suite 470

Wichita, Kansas 67202

(316) 265-2249

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

W. Thomas Gilman, Esq.

Redmond & Nazar, LLP

245 N. Waco, Suite 402

Wichita, Kansas 67202

Telephone: (316) 262-8361

Facsimile: (316) 263-0610

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Team Financial, Inc. (“Team Financial”) is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

•                  Registration Statement on Form S-8 (File No. 333-74424), filed by Team Financial with the Securities and Exchange Commission (the “SEC”) on December 3, 2001, relating to 470,000 shares of common stock, no par value per share, of Team Financial (“Common Stock”), for issuance under the Team Financial, Inc. 1999 Stock Incentive Plan; 75,000 shares of Common Stock for issuance under the Team Financial, Inc. Employee Stock Purchase Plan; and 100,000 shares of Common Stock for issuance under the Team Financial, Inc. Employee Stock Ownership Plan.

•                  Registration Statement on Form S-8 (File No. 333-92334), filed by Team Financial with the SEC on July 12, 2002, relating to 1,177,753 shares of Common Stock for issuance under the Team Financial, Inc. Employee Stock Ownership Plan.

•                  Registration Statement on Form S-8 (File No. 333-113424), filed by Team Financial with the SEC on March 9, 2004, relating to 500,000 shares of Common Stock for issuance under the Team Financial, Inc. Employee Stock Ownership Plan.

As previously disclosed on April 5, 2009, Team Financial and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary Chapter 11 proceedings (the “Chapter 11 Cases”) under the United States Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Kansas (the “Bankruptcy Court”), Case No. 09-10925. Immediately after filing the Chapter 11 Cases, all of the named executive officers and directors of Team Financial resigned. Thereafter, the Bankruptcy Court appointed Business Consultants, Inc. (“BCI”), as the Restructuring/Liquidation Officer and the Bankruptcy Court authorized BCI to sign documents on behalf of the Debtors. The only significant assets owned by the Debtors as of the date of filing were claims to tax refunds. On June 12, 2013, the Bankruptcy Court entered an order approving a proposed compromise and settlement authorizing disbursement of the tax refunds, which had been collected by that time, among various competing parties. Upon completion of various administrative duties, including deregistration of Team Financial’s securities, the Chapter 11 Cases will be dismissed.

Accordingly, Team Financial has filed these Post-Effective Amendments with the SEC to remove from registration any unissued shares of Common Stock under the Team Financial, Inc. 1999 Stock Incentive Plan, the Team Financial, Inc. Employee Stock Purchase Plan, and the Team Financial, Inc. Employee Stock Ownership Plan that were previously registered under the Registration Statements and to terminate the effectiveness of the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on February 13, 2014.

TEAM FINANCIAL, INC. (the “Registrant”)

By:	/s/ Kerry J. Clark
Kerry J. Clark President of Business Consultants, Inc., the Bankruptcy Court appointed Restructuring/Liquidation Officer of Team Financial, Inc.

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements on Form S-8 have been signed by the following person in the capacities indicated below on February 13, 2014.

Signature	Title

/s/ Kerry J. Clark	President of Business Consultants, Inc., the Bankruptcy Court appointed Restructuring/ Liquidation Officer of Team Financial, Inc.
Kerry J. Clark

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